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                                                                 EXHIBIT 3.2(a)

                          CERTIFICATE OF INCORPORATION
                                       OF
                        HOLLEY PERFORMANCE SYSTEMS, INC.


                                    ARTICLE I

         The name of the corporation is:  Holley Performance Systems, Inc.

                                   ARTICLE II

         The registered office of the corporation in Delaware will be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, and the name of the registered agent will be "The Corporation Trust Company".

                                   ARTICLE III

         The corporation shall be permitted to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         The Corporation shall have the authority to issue One Thousand (1,000) shares of Common Stock, $.01 par value per share. The holders of the shares of stock shall have one vote per share.

                                    ARTICLE V

         The name and address of the sole incorporated is:

                               Joseph B. Alexander
                                Hunton & Williams
                      600 Peachtree Street, NE, Suite 4100
                             Atlanta, Georgia 30308

                                   ARTICLE VI

         In furtherance and not in limitation of the powers conferred by law, the board of directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.



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                                   ARTICLE VII

         The directors of the corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of Delaware as from time to time in effect.

         A director of the corporation shall under no circumstances have any personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for those specific breaches and acts or omissions with respect to which the General Corporation Law of Delaware expressly provides that this provision shall not eliminate or limit such personal liability of directors. The modification or repeal of this paragraph of ARTICLE VII shall not adversely affect the restriction hereunder of a director's personal liability for any act or omission occurring prior to such modification or repeal.

         The corporation shall indemnify each director and officer of the corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the corporation's bylaws. The modification or repeal of this paragraph of ARTICLE VII shall not adversely affect the right of indemnification of any director or officer hereunder with respect to any act or omission occurring prior to such modification or repeal.

                                  ARTICLE VIII

         The corporation reserves the right to alter, amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to the foregoing reservation.

         I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make, file and record this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of December, 1998.



                                      /s/ Joseph B. Alexander
                                      ----------------------------------------

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